EXHIBIT 99.1
JUNE 19, 2017
NEWS FOR IMMEDIATE RELEASE
CONTACT: ALTON LEWIS, CEO / ERIC DOSCH, CFO
985.375.0350 / 985.375.0308

FIRST GUARANTY BANCSHARES, INC. HAS OFFICIALLY ACQUIRED PREMIER BANCSHARES, INC.

HAMMOND, LA, June 19, 2017 – It's official! The deal to acquire Premier Bancshares, Inc. ("Premier"), and its wholly owned subsidiary Synergy Bank S.S.B., ("Synergy Bank") by First Guaranty Bancshares, Inc. (NASDAQ: FGBI) ("First Guaranty") officially closed on June 16, 2017.
First Guaranty looks to leverage Synergy Bank's expertise in Small Business Administration lending throughout its Texas and Louisiana footprint.  They will also bring a fresh suite of products and services to the newly acquired Texas communities.
"Both teams are excited about this transaction and look forward to future growth," stated Alton Lewis, First Guaranty's President and CEO.
ABOUT FIRST GUARANTY BANCSHARES, INC.

First Guaranty Bancshares, Inc. is the holding company for First Guaranty Bank, a Louisiana state-chartered bank.  Founded in 1934, First Guaranty Bank offers a wide range of financial services and focuses on building client relationships and providing exceptional customer service.  First Guaranty Bank currently operates twenty-one branches in Louisiana; soon to be twenty-two as a new branch is being constructed in Bossier City.  First Guaranty's common stock trades on the NASDAQ under the symbol FGBI.
For additional information, visit First Guaranty Bank's website at www.fgb.net.
ABOUT PREMIER BANCSHARES, INC.
Premier Bancshares, Inc. is the holding company for Synergy Bank S.S.B., a Texas state-chartered savings bank.  Synergy Bank offers a wide range of financial services and operates five branches in Texas, one in McKinney, Garland, Denton, Fort Worth, and Waco.
For additional information, visit Synergy Bank's website at www.synergybank.com.
Certain statements contained herein are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, as described in our SEC filings, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which First Guaranty operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.
First Guaranty wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. First Guaranty wishes to advise readers that the factors listed above could affect First Guaranty's financial performance and could cause First Guaranty's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. First Guaranty does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.